EXHIBIT 2.1



                          STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of April 8, 2003 by and among BROOK INDUSTRIES CORP., a Delaware corporation ("Brook"), and the stockholders of SHANGHAI ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT CO., LIMITED, a Chinese corporation ("Shanghai Oriental"), listed on the list of selling stockholders ("List of Selling Stockholders") attached as Exhibit "A" hereto and who have executed this Agreement ("Selling Stockholders").


                            R E C I T A L S

     A. Brook has authorized capital stock consisting of 80,000,000 shares of common stock ("Common Stock"), $.0001 par value, and 10,000,000 shares of preferred stock ("Preferred Stock"), $.0001 par value, of which 5,000,000 shares of Common Stock and no shares of Preferred Stock are issued and outstanding.

     B. The Selling Shareholders are the sole stockholders of Shanghai Oriental, and the Selling Stockholders wish to sell, and Brook wishes to acquire, all of the Shanghai Oriental Shares on the Closing Date (as defined below), in exchange for Brook's issuance of 35,900,000 shares of Brook's authorized and but not previously issued Common Stock ("Brook Shares") to the Selling Stockholders, subject to and upon the terms and conditions hereinafter set forth.

     C. Immediately following the signing of the Agreement, but prior to the Close (as defined below), Brook intends to change its corporate name to "Oriental Automotive Parts Development (China) Co., Ltd.", as requested by Shanghai Oriental.

     D. Immediately prior to the Close (as defined below), the sole shareholder of Brook intends to return 4,900,000 shares of Brook's Common Stock to Brook for retirement.


                                 A G R E E M E N T


It is agreed as follows:

  1.  SECURITIES PURCHASE AND REORGANIZATION.

      1.1 Agreement to Exchange Securities. Subject to the terms and upon the conditions set forth herein, each Selling Stockholder agrees to sell, assign, transfer and deliver to Brook, and Brook agrees to purchase from each Selling Stockholder, at the Closing, the Shanghai Oriental Shares owned by the respective Selling Stockholder as set forth on the List of Selling Stockholders, in exchange for the issuance of an aggregate of 35,900,000 shares of Brook's authorized and but not previously issued Common Stock, at the Closing, by Brook to each Selling Stockholder of a pro rata share of the Brook Shares.

      1.2.   Issuance of Shares

     	     (a) Upon the Closing of this Agreement, Brook shall cause to be issued and delivered to Shanghai Oriental, stock certificates representing 35,900,000 shares of Common Stock of Brook, par value $.0001 per share.

    	     (b) The shares of Brook Common Stock to be issued hereunder shall be authorized but previously unissued shares of Brook Common Stock and shall be issued directly to and in the name of the shareholders of Shanghai Oriental.

      1.3 Closing. The closing of this Agreement and the transactions contemplated hereby (the "Closing") shall take place on or before April 15, 2003 (the "Closing Date"), at a time and place to be mutually agreed to by the Selling Shareholders and Brook. Prior to or contempor-aneous with the Closing, (i) the board of directors of Brook shall appoint to the board of directors of Brook, effective upon the Closing, Zhang Hong Wei, Wu Yi Zhong, Zhang Hong Yi, Lin Shu Liang and Li Ze Zhao; (ii) all of the pre-Closing officers and directors of Brook shall submit to Brook and the Selling Shareholders their written resignations to be effective as of the Closing; and (iii) An amendment to the Certificate of Incorporation of Brook shall be filed with the State Secretary of Delaware to (a) change Brook's corporate name from "Brook Industries Corp." to "Oriental Automotive Parts Development (China) Co., Ltd." ("Oriental China"); (b) increase the number of the authorized shares of Preferred Stock of Oriental China from 10,000,000 shares to 20,000,000 shares; and (c)increase the par value of Oriental China's capital stock, both Common Stock and Preferred Stock, from $.0001 per share to $0.1 per share. As a result of said amendment, the authorized capital stock of Oriental China will be consisting of 90,000,000 shares of common stock, $0.1 par value, and 10,000,000 shares of preferred stock ("Preferred Stock"), $0.1 par value

     The Selling Shareholders shall be responsible for preparing and filing all appropriate information, financial statements and periodic reports required to be filed by Brook after the Closing with the Securities and Exchange Commission under the Securities Exchange Act of 1934.


2.   REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS.

     Each Selling Stockholder severally represents, warrants and covenants to and with BROOK with respect to himself, as follows:

     2.1. Power and Authority. The Selling Stockholder has all requisite power and authority to enter into and carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the "Documents"). All individual action on the part of the Selling Stockholder necessary for the authorization, execution, delivery and performance of the Documents by the Selling Stockholder has been taken and no further authorization on the part of the Selling Stockholder is required to consummate the transactions provided for in the Documents. When executed and delivered by the Selling Stockholder, the Documents shall constitute the valid and legally binding obligation of the Selling Stockholder enforceable in accordance with their respective terms.

     2.2. Ownership of and Title to Securities. Exhibit A to this Agreement accurately and completely sets forth all of the capital stock of Shanghai Oriental owned by the Selling Stockholder. There are no warrants, options, subscriptions, calls, or other similar rights of any kind for the issuance or purchase of any securities of Shanghai Oriental held by the Selling Stockholder or, to his knowledge, any other person. The Selling Stockholder represents that the Selling Stockholder will transfer to BROOK good and marketable title to the Shanghai Oriental Shares which he owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances.

     2.3. Investment and Related Representations. The Selling Stockholder is aware that the BROOK Shares that will be issued to the Selling Stockholder under the terms of this Agreement have not been registered under the Securities Act of 1933, as amended ("Securities Act"), or under any state securities law. The Selling Stockholder understands that the Brook Shares will be characterized as "restricted" securities under federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Selling Stockholder agrees that the Selling Stockholder will not sell all or any portion of Brook Shares except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Selling Stockholder understands that each certificate for Brook Shares issued to the Selling Stockholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 2.3 and that Brook shall refuse to transfer the Brook Shares except in accordance with such restrictions:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

     The Selling Stockholder acknowledges having received and reviewed Brook's SEC Reports (as defined in Section 3.4). The Selling Stockholder further acknowledges that Brook has given to the Selling Stockholder and his counsel, accountants and other advisors, agents, consultants and representatives, full access to all of the properties, books, contracts, commitments and records of Brook, and has furnished or will furnish all such information concerning it (including its operations, financial condition and business plan) as the Selling Stockholder has requested or may request.


  3. REPRESENTATIONS AND WARRANTIES OF BROOK. Brook represents, warrants and covenants to and with each of the Selling Stockholders as follows:

      3.1. Organization and Good Standing. Brook is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement.

      3.2. Capitalization. The recitals to this Agreement accurately and completely describe the authorized, issued and outstanding capital stock of Brook. All outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid, nonassessable, and free of any preemptive rights. There are no agreements, options, warrants or other rights to purchase from Brook any of Brook's authorized and unissued Preferred Stock or Common Stock.

      3.3. Validity of Transactions. This Agreement, and each document executed and delivered by Brook in connection with the transactions contemplated by this Agreement, and the performance of the transactions contemplated therein have been duly authorized, executed and delivered by Brook and is each the valid and legally binding obligation of Brook, enforceable in accordance with its terms.. The Brook Shares issuable hereunder, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Brook Shares will be free of any liens or encumbrances, except for any restrictions imposed by federal or state securities laws.

     3.4. Financial Statements; SEC Reports. Brook has furnished to the Selling Shareholders its balance sheet as of December 31, 2002 and its statements of operations, shareholders' equity and cash flows for the period ended December 31, 2002, together with appropriate notes to such financial statements, accompanied by reports thereon containing opinions without comment or qualification, except as therein noted, by its independent certified public accountants. All of the foregoing financial statements (collectively, the "Brook Financial Statements"), including in each case the related notes, have been prepared in conformity with generally accepted accounting principles in the United States consistently applied and are correct and complete in all material respects and such financial statements fairly present the financial position of Brook as of the dates of such balance sheets and the results of operations for the respective periods indicated.

     Brook represents that it has delivered to Selling Shareholders (i) its registration statement on Form 10-SB, and (ii) its quarterly report on Form 10-QSB for the period ended December 31, 2002 (collectively, the "SEC Reports"), filed with the Securities and Exchange Commission ("SEC"). The information in the SEC Reports, taken as a whole, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Except as provided in the SEC Reports, since December 31, 2002 until the date of this Agreement, there has been no material adverse change in the business or financial condition of Brook.

    3.5. Absence of Certain Changes or Events. Since the date of Brook's financial statements for the period ending December 31, 2002, Brook has not
(i) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct or indirect, (iii) incurred or suffered to be incurred any liability or obligation whatsoever, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared or made any dividend, payment or distribution to stock holders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in connection with the execution and performance of this Agreement.

     3.6. Assets and Liabilities. Brook has good and marketable title to all of its assets and property, free and clear of any and all liens, claims and encumbrances, except as may be otherwise explicitly set forth herein. As of date hereon, Brook does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are not fully reflected in the Brook Balance Sheet dated December 31, 2002.

     3.7. Tax Returns and Payments. All of Brook tax returns (federal or state) which are required by law to be filed on or before the date of this Agreement, have been duly filed with the appropriate governmental authority. Brook has paid all taxes to be due on said returns, any assessments made against Brook and all other taxes, fees and similar charges imposed on Brook by any governmental authority. No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges.

     3.8. Compliance with Law and Government Regulations. Brook is in compliance with and is not in violation of, applicable federal, state, or local statutes, laws and regulations affecting its properties or the operation of its business.

     3.9. Litigation. There is no litigation, arbitration, proceeding or investigation pending or threatened to which Brook is a party or which may result in any material change in the business or condition, financial or otherwise, of Brook or in any of its properties or assets, or which might result in any liability on the part of Brook or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Brook, there is no basis for any such litigation, arbitration, proceeding or investigation.

     3.10 Authority. Brook and its Board of Directors shall have approved this Agreement and the transactions contemplated hereby prior to the Closing and duly authorized the execution and delivery hereof. Brook has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

     3.11. Charter Documents. Complete and correct copies of the Certificate of Incorporation and Bylaws of Brook have been or will be delivered to Shanghai Oriental at the Closing.


4.  MISCELLANEOUS.

     4.1. Expenses. All of the expenses incurred by Brook in connection with the authorization, preparation, execution and performance of this Agreement by Brook, including without limitation all fees and expenses of agents, representatives, counsel and accountants for Brook, shall be paid by Brook.
All expenses incurred by Shanghai Oriental in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees and expenses of agents, representatives and counsel, shall be paid by Shanghai Oriental.

     4.2. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     4.3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

     4.4 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey of the United States.

     4.5. Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

     4.6. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements and understandings.

     IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.


BROOK INDUSTRIES CORP.,

a Delaware corporation


 By: /s/ Hong Ding
    ----------------------------------
     President and the Sole Shareholder


SHANGHAI ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT CO., LIMITED

a Chinese corporation

Signed on behalf of all the Selling Shareholders of Shanghai
Oriental Automotive Parts Development Co., Limited.


By: /s/ Hong Wei Zhang
   ------------------------------------------
     President and Chairman of the Board

Representative of all the Selling Shareholders of Shanghai
Oriental Automotive Parts Development Co., Limited